Exhibit 99.1

News Release

Contact:	Media	Investors
	Barry Koling	Greg Ketron
	(404) 230-5268	(404) 827-6714

For Immediate Release

March 1, 2007

SunTrust Announces Resolution of Previously Reported

Large Nonperforming Loan

Increased Loan Loss Provision Reflected in Revised ‘06 Results Reported in Form 10-K

ATLANTA — In its 2006 Form 10-K filed today, SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $2,109.7 million, or $5.82 per diluted common share, for the year ended December 31, 2006. For the fourth quarter of 2006, SunTrust reported net income available to common shareholders of $498.6 million or $1.39 per diluted common share. These results have been revised from the earnings results the Company reported in its January 19, 2007 press release in which the Company reported net income available to common shareholders of $2,134.8 million, or $5.88 per diluted common share for the year ended December 31, 2006 and net income available to common shareholders of $523.6 million, or $1.46 per diluted common share for the fourth quarter ended December 31, 2006.

SunTrust said its revised results were prompted by developments that occurred in February 2007 in connection with resolution of a previously disclosed large commercial loan which has been on non-accrual status since August 2006. This resolution resulted in a $40 million increase in the provision for loan losses. The borrower, which has not been identified for reasons of customer confidentiality, signed a definitive agreement to sell the majority of its assets, primarily customer contracts, to an unrelated third party. In connection with that sale, the SunTrust loan was partially repaid and the remainder of the Company’s exposure to this borrower, $69 million, was charged off.

SunTrust provided the financing to the purchaser. SunTrust believes the purchaser is financially stable and the new financing reflects market terms and conditions. Under the terms of the definitive sale agreement, the ultimate amount of repayment of a portion of the financing is contingent upon future performance of the purchased customer contracts in to the third quarter of 2007. Accordingly, SunTrust has temporarily classified approximately $31 million of the new financing as non-accrual and assigned a specific reserve based on the Company’s projection of the actual repayment amount. SunTrust noted that nonperforming loans declined $131 million from the level reported January 19, 2007, as a result of the definitive agreement and new financing.

SunTrust management determined that in accordance with generally accepted accounting principles that it was appropriate to revise its 2006 financial statements since these events occurred prior to the filing of the Company’s 2006 Form 10-K.

SunTrust emphasized that the revision to management’s estimate subsequent to year end does not constitute a control deficiency. Rather, it is a reflection of the extremely fluid nature of the workout activities associated with this particular loan which have now been essentially concluded, and specific events which took place subsequent to year end.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of December 31, 2006 SunTrust had total assets of $182.2 billion and total deposits of $124.0 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com